Exhibit 10.1

CONTRIBUTION AND CALL AGREEMENT

THIS CONTRIBUTION AND CALL AGREEMENT (this “Agreement”) is made as of December 26, 2003 by and among Dominion Homes, Inc., an Ohio corporation (“Dominion”), CC I, LTD, an Ohio limited liability company (“CCI”) and Dominion Homes-Borror Family Foundation, an Ohio nonprofit corporation (“Foundation”).

Recitals

WHEREAS, Alliance Title Agency, Ltd. (the “Company”) is an Ohio limited liability company which was formed pursuant to (i) an Operating Agreement dated as of February 20, 1997 (the “Operating Agreement”), and (ii) the Articles of Organization of the Company filed with the Ohio Secretary of State on February 13, 1997;

WHEREAS, the words and terms defined in the Operating Agreement shall have the same meanings when used in this Agreement as are ascribed thereto in the Operating Agreement.

WHEREAS, Dominion owns a 49.9% membership interest in the Company and desires to contribute a 30.1% membership interest in the Company (the “Contributed Interest”) to the Foundation, and the Foundation agrees to accept the Contributed Interest;

WHEREAS, immediately after the transfer of the Contributed Interest, pursuant to Section 8.2 of the Operating Agreement and subject to the terms and conditions of this Agreement, Dominion desires to call on the effective date set forth in Section 4 that portion of CCI’s membership interest in the Company equal to a 30.1% membership interest in the Company (the “Called Interest”) for a purchase price of $11,667 (the “Called Interest Payment”), which represents the portion of CCI’s Capital Account balance attributable to the Called Interest at December 31, 2003; and

WHEREAS, immediately after the completion of the transfer of the Contributed Interest and the Called Interest in accordance with the terms and conditions of this Agreement, Dominion and CCI desire that the Foundation be admitted as a member of the Company and that Dominion, CCI and the Foundation amend and restate the Operating Agreement to specify the ongoing terms and conditions of membership in the Company of Dominion, CCI and the Foundation;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dominion, CCI and the Foundation intending to be legally bound agree as follows:

Section 1. Contribution. Dominion hereby gifts, conveys, sets over, transfers and assigns to the Foundation the Contributed Interest. Each of Dominion and CCI intends that the Foundation be admitted as a non-managing member of the Company in accordance with the terms and conditions of that certain Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit A and incorporated herein by this reference (the “Amended and Restated Operating Agreement”). Dominion and the Foundation agree that the Contributed Interest, which has been held by Dominion since 1997, shall be valued substantially in accordance with the qualified appraisal requirements of the Internal Revenue Service set forth in Form 8283 (and the associated Treasury Department regulations) within sixty (60) days following the effective date of the contribution by an appraiser selected by Dominion. The Company agrees to cooperate fully on a timely basis with reasonable informational requests of such appraiser.

Section 2. Called Interest. Immediately after the transfer of the Contributed Interest, Dominion hereby exercises its call right to acquire, and CCI agrees to sell, the Called Interest for the Called Interest Payment payable by Dominion check on the effective date set forth in Section 4. CCI represents and warrants to Dominion, which representation and warranty shall survive the execution and delivery of this Agreement, that the Contributed Interest is owned free and clear by CCI and is not subject to any liens, encumbrances or other transfer restrictions (other than as set forth in the Operating Agreement).

Section 3. Acceptance; Adoption and Assumption of Amended and Restated Operating Agreement. The Foundation hereby accepts the assignment of the Contributed Interest by Dominion. Dominion hereby accepts the transfer of the Called Interest from CCI. Each of Dominion, CCI and the Foundation hereby agrees to execute, adopt and be bound by all of the provisions of the Amended and Restated Operating Agreement.

Section 4. Effective Date. Subject to the rescission right of Dominion in Section 5, the contribution of the Contributed Interest and the acquisition, sale and transfer of the Called Interest shall be effective as of January 1, 2004, and all distributions made under the Amended and Restated Operating Agreement on or after such date shall be made in accordance with the Amended and Restated Operating Agreement; provided, however, the parties hereto acknowledge and agree that Profits (as defined in the Operating Agreement) of the Company through December 31, 2003 shall be paid out in January 2004, to the members of the Company based on the Interests held at December 31, 2003. The parties agree that matters relating to the closing of the transactions contemplated by this Agreement may occur on the effective date or the first business day thereafter. The effective date and accompanying closing may be delayed upon the agreement of Dominion, CCI and the Foundation, and such new date shall be deemed the effective date for purposes of this Agreement.

Section 5. Rescission Right of Dominion. (a) The Foundation covenants and agrees to use its best efforts and take all actions necessary or appropriate to file a Form 1023 with the Internal Revenue Service to become a tax exempt organization pursuant to Section 501(c)(3) of the Code and a supporting organization of the Columbus Foundation under Section 509(a)(3) of the Code and under related Treasury Department regulations. In the event that (x) the Internal Revenue Service does not issue a favorable determination letter regarding such status on or before December 21, 2004 or (y) the Ohio Department of Insurance concludes formally or informally that actions contemplated hereunder violate the provisions of Section 3953.21 of the Ohio Revised Code on or before December 21, 2004, Dominion reserves the right to rescind the transactions contemplated hereby and (i) the parties agree to take all actions deemed necessary or appropriate to effect such rescission, (ii) the parties agree that the Operating Agreement shall govern the relationship of Dominion and CCI and that the Amended and Restated Operating Agreement shall be void ab initio, (iii) the Foundation shall pay over any distributions it received in connection with the Contributed Interest to Dominion and (iv) Dominion shall pay over any distributions it received in connection with the Called Interest to CCI.

(b) Dominion shall exercise its rescission right by giving CCI, the Foundation and the Company written notice by regular mail to their respective principal places of business, and the closing of the events related to such rescission shall be ten (10) business days following the date of such written notice (“Rescission Closing”). The Rescission Closing shall take place at Dominion’s principal place of business at 9:00 a.m. or such other mutually agreeable time and place. Dominion and the Foundation covenant and agree that, at the Rescission Closing, the Called Interest and the Contributed Interest, respectively, shall be free and clear of liens or encumbrances upon conveyance to CCI and Dominion, respectively. CCI shall repay the Called Interest Payment to Dominion by CCI check at the Rescission Closing.

Section 6. Further Actions. The parties hereto agree to take all actions which are necessary or appropriate to implement the terms of this Agreement, including without limitation, actions required of the Foundation by applicable Treasury Department regulations in order to substantiate Dominion’s charitable deduction.

Section 7. CCI Operating Agreement; Change in Ownership.

CCI covenants and agrees as follows (which agreement shall survive the execution and delivery of this Agreement):

(a) The CCI Operating Agreement, attached hereto as Exhibit B and incorporated herein by reference, is in full force and effect and provisions relating to the management and ownership and the transfer of membership interests of CCI shall not be amended or modified without thirty (30) days prior notice to Dominion and the Foundation and such change or modification shall require the written consent of Dominion and the Foundation.

(b) Chicago Title Agency of Central Ohio, Inc. owns a 10% membership interest in CCI, and Dennis Connor currently owns a 90% membership interests in CCI. Any change in the ownership of CCI shall require the prior written consent of Dominion and the Foundation, which consent shall not be unreasonably withheld or delayed; provided that any such change may require notice to and consent of the Ohio Department of Insurance as determined by Dominion.

Section 8. Governing Law. This Agreement shall be governed in accordance with the laws of the State of Ohio. Any dispute, claim, question or disagreement shall be subject to any dispute resolution and arbitration provisions set forth in the Amended and Restated Operating Agreement.

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IN WITNESS WHEREOF, each of Dominion, CCI and the Foundation has hereunto set its hand as of the date first above written.

DOMINION:

By	/s/ ROBERT A. MEYER, JR.

	Its	Senior Vice President

CCI:

By	/s/ DENIS G. CONNOR

	Its	Majority Member

FOUNDATION:

By	/s/ DOUGLAS F. KRIDLER

	Its	President and CEO

Acknowledged and Consented by:

Alliance Title Agency, Ltd.

By	/s/ DENIS G. CONNOR

	Its	Manager

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